UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ______________________________
FORM 8-K
  ______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2015
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Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

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Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(408) 830-9742
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 23, 2015, Dr. Hamza Yilmaz informed Alpha and Omega Semiconductor Limited (the “Company”) that he will resign his position as Chief Technology Officer of the Company effective March 31, 2015 (the “Effective Date”).

On March 26, 2015, the Company entered into a separation agreement (the “Separation Agreement”) with Dr. Yilmaz in connection with his resignation as described above. Pursuant to the terms of the Separation Agreement, and in consideration for Dr. Yilmaz’s agreement to execute a general release after the Effective Date of all claims against the Company, Dr. Yilmaz will receive certain payments and benefits, including: (i) continued payment of his base salary for a period of six months; (ii) continued group health care coverage for himself, his spouse and eligible dependents for up to six months and (iii) outstanding stock options (to the extent vested on the Effective Date) will remain exercisable until December 31, 2015. In addition, during the period from October 1, 2015 to December 31, 2015 and subject to certain conditions, Dr. Yilmaz may serve as a consultant to the Company, providing advisory services as requested from time to time by the Company’s Chief Executive Officer, for which the Company will pay Dr. Yilmaz $23,676 per month.

The foregoing description of the Separation Agreement does not purport to be a complete description of the Separation Agreement and is qualified in its entirety by reference to the Separate Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On March 27, 2015, the Company issued a press release announcing the resignation of Dr. Yilmaz, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Separation Agreement, dated as of March 26, 2015, between the Company and Dr. Hamza Yilmaz
99.1	Press Release dated March 27, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2015	Alpha and Omega Semiconductor Limited
	By:	/s/ Yifan Liang
Yifan Liang
Chief Financial Officer and Corporate Secretary